UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

EQT CORPORATION

(Name of the Registrant as Specified In Its Charter)

Toby Z. Rice

Derek A. Rice

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 22, 2019, Toby Z. Rice and Derek A. Rice issued the following press release. A copy of this press release is also available at www.eqtpathforward.com.

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RICE TEAM RESPONDS TO EQT PLAN

Carnegie, PA, January 22, 2019 — Toby Z. Rice and Derek A. Rice, shareholders of EQT Corporation (NYSE: EQT), today issued the following statement in response to EQT’s 2019 plan:

“EQT’s presentation today does not address the fundamental concerns being raised across EQT’s shareholder base – that management lacks the relevant operational experience, track record and vision to realize the value of EQT’s underlying assets. Just over a year ago, EQT justified the Rice Energy merger based on delivering $1.9 billion of well cost synergies. This morning, EQT announced a plan that implies those synergies cannot be realized by the existing EQT management team. The Rice Team remains confident it can deliver those synergies, and our expectations for free cash flow generation are unchanged. We stand ready to deliver the free cash flow and cost performance shareholders rightly expect given the tremendous potential of EQT’s high-quality acreage position.

We remain willing to engage with EQT’s Board. Last week we presented to the EQT Board at its request and had a lengthy discussion regarding our plan to turn around EQT. We are disappointed that EQT did not get back to us and has instead taken steps away from a resolution supported by many shareholders. Today’s announcement makes it abundantly clear that EQT plans to continue with the same team that has openly admitted, based on their plan, that they cannot deliver on EQT’s 2017 merger promises.

In light of EQT’s unwillingness to acknowledge the fundamental change needed to achieve acceptable results for the benefit of all shareholders, we will be asking shareholders to reconstitute the Board with new Board members who better understand EQT’s industry and business and will support Toby Rice as CEO to lead the transformation. We of course remain open to reaching a negotiated resolution with EQT’s Board.”

IMPORTANT INFORMATION

Toby Z. Rice and Derek A. Rice, as well as certain of their affiliates, may file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of EQT for use at EQT’s 2019 annual meeting of stockholders. TOBY Z. RICE AND DEREK A. RICE STRONGLY ADVISE ALL SECURITY HOLDERS OF EQT TO READ ANY SUCH PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Any such proxy statement, if and when filed, and any other relevant documents will be available at no charge on the SEC’s website at http://www.sec.gov/.

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are, or may be deemed to be, participants in the potential proxy solicitation: Toby Z. Rice and Derek A. Rice. Toby Z. Rice holds a total of 400,000 shares of common stock, both directly and indirectly, in EQT, and Derek A. Rice holds a total of 272,651 shares of common stock, both directly and indirectly, in EQT. In addition, Toby Z. Rice and Derek A. Rice are potential beneficiaries of the Rice Energy 2016 Irrevocable Trust, which holds a total of 5,676,000 shares of EQT’s common stock.

Contacts:

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Frances Jeter: 832-680-5120